Exhibit 99.1

FOR IMMEDIATE RELEASE May 21, 2024 Farmers and Merchants Bancshares, Inc. 4510 Lower Beckleysville Rd, Suite H Hampstead, Maryland 21074	FOR FURTHER INFORMATION CONTACT: Mr. Gary A. Harris President & CEO (410) 374-1510, Ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. DECLARES CASH DIVIDEND OF $.33 PER SHARE

HAMPSTEAD, MARYLAND (May 21, 2024) – On May 20, 2024, the Board of Directors of Farmers and Merchants Bancshares, Inc., the parent of Farmers and Merchants Bank, declared a cash dividend on the common stock of $.33 per share, which will be paid on June 21, 2024 to stockholders of record on June 3, 2024. The dividend represents a 4.1% annual yield on the current market value of $16.25 per share.

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About Farmers and Merchants Bancshares, Inc.

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of Farmers and Merchants Bank. Farmers and Merchants Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.